Exhibit 5.1

January 3, 2023

Sitio Royalties Corp.

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for Sitio Royalties Corp. (formerly Snapper Merger Sub I, Inc.), a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of (i) an aggregate of up to 8,384,038 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Stock”), which shares may be issued from time to time in accordance with the terms of the Sitio Royalties Corp. Long Term Incentive Plan (as amended from time to time, the “Sitio Plan”), (ii) an aggregate of up to 309,527 shares of Stock, which shares may be issued from time to time upon the conversion of common units representing limited partnership interests in Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), together with shares of the Company’s Class C common stock, par value $0.0001 per share, that were acquired pursuant to the DPM HoldCo, LLC Assignment and Allocation Agreement (the “Allocation Agreement”), in exchange for shares of Stock in accordance with the Partnership’s Second Amended and Restated Agreement of Limited Partnership, and (iii) an aggregate of up to 3,513,758 shares of Stock, which shares may be issued from time to time in accordance with the terms of the Brigham Minerals, Inc. 2019 Long Term Incentive Plan (as amended from time to time, the “Brigham Plan”), in each case, pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on January 3, 2023.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Sitio Plan, the Allocation Agreement and the Brigham Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the shares of Stock will be issued in accordance with the terms of the Sitio Plan, the Allocation Agreement, the Brigham Plan or other governing documentation.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, Texas 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Sitio Royalties Corp. January 3, 2023 Page 2

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the shares of Stock have been duly authorized and, when the shares of Stock are issued by the Company in accordance with the terms of the Sitio Plan, the Allocation Agreement, the Brigham Plan or other governing documentation and the instruments executed pursuant to the Sitio Plan, the Allocation Agreement, the Brigham Plan or other governing documentation, as applicable, the shares of Stock will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.